Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MB FINANCIAL, INC.

FIFTH THIRD BANCORP

AND

FIFTH THIRD FINANCIAL CORPORATION

Dated as of May 20, 2018

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Company Common Stock	2
1.6	Company Preferred Stock	3
1.7	Parent Common Stock	3
1.8	Intermediary Common Stock	3
1.9	Company Equity Awards	3
1.10	Articles of Incorporation of Surviving Corporation	6
1.11	Code of Regulations of Surviving Corporation	6
1.12	Tax Consequences	6
1.13	Bank Merger	6
1.14	Alternative Structure	7

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Parent to Make Consideration Available	8
2.2	Exchange Procedures	8

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Corporate Organization	11
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	19
3.8	Absence of Certain Changes or Events	19
3.9	Legal Proceedings	19
3.10	Taxes and Tax Returns	19
3.11	Employees and Employee Benefit Plans	20
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	23
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25

i

3.16	Environmental Matters	25
3.17	Investment Securities and Commodities	26
3.18	Real Property	26
3.19	Intellectual Property	27
3.20	Related Party Transactions	27
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	Company Information	28
3.25	Loan Portfolio	28
3.26	Insurance	30
3.27	No Other Representations or Warranties	30

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PARENT AND INTERMEDIARY

4.1	Corporate Organization	31
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	34
4.6	Financial Statements	35
4.7	Broker’s Fees	36
4.8	Absence of Certain Changes or Events	36
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	37
4.11	Compliance with Applicable Law	38
4.12	Certain Contracts	38
4.13	Agreements with Regulatory Agencies	39
4.14	Related Party Transactions	39
4.15	Reorganization	39
4.16	Parent Information	39
4.17	No Other Representations or Warranties	40

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	40
5.2	Company Forbearances	40
5.3	Parent Forbearances	44

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	44
6.2	Access to Information	46
6.3	Stockholders’ Approval	47
6.4	Legal Conditions to Merger	48
6.5	Stock Exchange Listing	49
6.6	Employee Benefit Plans	49
6.7	Indemnification; Directors’ and Officers’ Insurance	51
6.8	Additional Agreements	52
6.9	Advice of Changes	52
6.10	Dividends	53
6.11	Corporate Governance	53
6.12	Acquisition Proposals	53
6.13	Public Announcements	55
6.14	Takeover Statutes	55
6.15	Exemption from Liability under Section 16(b)	55
6.16	Litigation and Claims	56
6.17	Assumption of the Company Debt	56
6.18	No Control of Other Party’s Business	56
6.19	Amendment Filings	56
6.20	Termination of Company Dividend Reinvestment Plan	56

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	57
7.2	Conditions to Obligations of Parent and Intermediary	57
7.3	Conditions to Obligations of the Company	58

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	60
8.2	Effect of Termination	61

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	62
9.2	Amendment	63
9.3	Extension; Waiver	63

9.4	Expenses	63
9.5	Notices	63
9.6	Interpretation	65
9.7	Counterparts	65
9.8	Entire Agreement	65
9.9	Governing Law; Jurisdiction	65
9.10	Waiver of Jury Trial	66
9.11	Assignment; Third Party Beneficiaries	66
9.12	Specific Performance	67
9.13	Severability	67
9.14	Delivery by Facsimile or Electronic Transmission	67

EXHIBITS

Exhibit A — Terms of New Parent Preferred Stock

Exhibit B — Charter Amendment

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	54
affiliate	65
Agreement	1
Alternative Merger	7
Alternative Structure	7
Amended Articles Supplementary	16
Articles of Merger	2
Assumed Company Equity Awards	5
Assumed Options	4
Assumed Share Awards	5
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	6
BHC Act	11
business day	65
Certificate	2
Certificate of Merger	2
Charter Amendment	14
Chosen Courts	66
Closing	1
Closing Date	1
Code	1
Common Stockholder Matters	14
Company	1
Company 401(k) Plan	50
Company Bank	6
Company Benefit Plans	20
Company Bylaws	12
Company Charter	12
Company Common Stock	2
Company Contract	24
Company Directors	53
Company Disclosure Schedule	11
Company Dividend Reinvestment Plan	13
Company Equity Award Exchange Ratio	5
Company Equity Awards	5
Company Equity Plan	5
Company Indemnified Parties	51
Company Insiders	55
Company Meeting	47
Company Owned Properties	26
Company Performance-Based Award	5
Company Preferred Stock	3
Company Qualified Plans	21
Company Real Property	27

v

INDEX OF DEFINED TERMS

Page

Company Regulatory Agreement	25
Company Reports	17
Company Restricted Stock Award	6
Company Restricted Stock Unit	6
Company Stock Option	6
Company Stockholder Matters	14
Company Subsidiary	12
Confidentiality Agreement	47
Continuing Employees	49
CRA	23
DFI	15
dollars	65
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	26
ERISA	20
ERISA Affiliate	22
Exchange Act	18
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
Excluded Shares	2
FDIC	13
Federal Reserve Board	15
GAAP	12
Governmental Entity	16
HSR Act	15
Intellectual Property	27
Intermediary	1
Intermediary Articles	6
Intermediary Code of Regulations	6
IRS	19
knowledge	65
Liens	14
Loans	29
made available	65
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	46
Merger	1
Merger Certificates	6
Merger Consideration	2
Merger Sub	7
MGCL	1
Multiemployer Plan	21
Nasdaq	10
New Certificates	3

INDEX OF DEFINED TERMS

Page

New Parent Preferred Stock	3
New Plans	49
OCC	15
OGCL	1
Parent	1
Parent Articles	31
Parent Bank	6
Parent Charter Amendment	34
Parent Code of Regulations	31
Parent Common Stock	2
Parent Contract	38
Parent Disclosure Schedule	30
Parent Equity Awards	32
Parent Preferred Stock	31
Parent Regulatory Agreement	39
Parent Reports	34
Parent Restricted Stock Award	31
Parent Restricted Stock Unit Award	32
Parent Share Closing Price	10
Parent Significant Subsidiary	32
Parent Stock Options	32
Parent Stock Plans	32
Parent Subsidiary	31
Per Share Cash Consideration	2
Permitted Encumbrances	27
person	65
Preferred Stockholder Matter	14
Premium Cap	52
Proxy Statement	16
Purchaser	1
Purchaser Bylaws	6
Purchaser Certificate	6
Purchaser Share Closing Price	10
Regulatory Agencies	16
Representatives	53
Requisite Company Vote	14
Requisite Preferred Vote	15
Requisite Regulatory Approvals	46
S-4	16
Sarbanes-Oxley Act	17
SEC	16
Securities Act	17
SRO	16
Stock Deferred Compensation Plan	6
Subsidiary	12
Superior Proposal	54

INDEX OF DEFINED TERMS

Page

Surviving Corporation	1
Takeover Statutes	28
Tax	20
Tax Return	20
Taxes	20
Termination Date	60
Termination Fee	62
Willful Breach	61

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2018 (this “Agreement”), by and among MB Financial, Inc., a Maryland corporation (the “Company”), Fifth Third Bancorp, an Ohio corporation (“Parent”) and Fifth Third Financial Corporation, an Ohio corporation and a direct wholly-owned subsidiary of Parent (“Intermediary”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Intermediary and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Intermediary (the “Merger”), so that Intermediary is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Ohio General Corporation law (the “OGCL”), at the Effective Time, the Company shall merge with and into Intermediary.  Intermediary shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Simpson Thacher & Bartlett LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

1.3                               Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Company and Intermediary shall file or cause to be filed (a) articles of merger containing such information as is required by the relevant provisions of the MGCL in order to effect the Merger with the Department of Assessments and Taxation of the State of Maryland (the “Articles of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of OGCL in order to effect the Merger with the Secretary of State of the State of Ohio (the “Certificate of Merger”).  The Merger shall become effective upon filing or at such time as is specified in the Articles of Merger and Certificate of Merger (such time, the “Effective Time”).

1.4                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the OGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5                               Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Intermediary, the Company or the holder of any of the following securities:

(a)                                 Subject to Section 2.2(f), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Parent (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, (i) 1.45 shares (the “Exchange Ratio”) of the common stock, without par value, of Parent (the “Parent Common Stock”) and (ii) $5.54 in cash (the “Per Share Cash Consideration”) (the consideration described in (i) and (ii), the “Merger Consideration”).

(b)                                 All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(f), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2 (after giving effect to Section 6.10).  Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Parent Common Stock and cash as set forth in 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company or Parent (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6                               Company Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Parent having the powers, preferences and rights substantially in the form set forth in Exhibit A (all shares of such newly created series, collectively, the “New Parent Preferred Stock”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7                               Parent Common Stock.  At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

1.8                               Intermediary Common Stock.  At and after the Effective Time, each share of Intermediary Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.9                               Company Equity Awards.

(a)                                 Each Company Equity Award that is outstanding immediately prior to the Effective Time and is not otherwise an Assumed Company Equity Award shall, immediately prior to the Effective Time, be cancelled and converted automatically into the right to receive the

Merger Consideration in accordance with Section 1.5(a) in respect of each share of Company Common Stock underlying such Company Equity Award.  Parent shall issue the consideration described in this Section 1.9(a), less applicable tax withholdings, within five (5) business days following the Closing Date.

(b)                                 Parent shall take such actions as are necessary for the assumption of the Company Equity Plan and each Assumed Company Equity Award granted thereunder, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.9(b).  Within two (2) Business Days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as hereinafter defined), with respect to the shares of Parent Common Stock subject to each Assumed Company Equity Award and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Assumed Company Equity Award (and to maintain the current status of the prospectus contained therein) for so long as such Assumed Company Equity Award remains outstanding.  From and after the Effective Time, references to the Company in the Company Equity Plan shall refer instead to Parent, and references to Company Common Stock shall refer to Parent Common Stock.

(c)                                  Without limiting the foregoing:

(i)                                     With respect to Assumed Company Equity Awards that are Company Stock Options, such assumed Company Stock Options (the “Assumed Options”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, shall be deemed to constitute an option to acquire shares of Parent Common Stock in an amount and at an exercise price, each as determined in the following sentence, and shall otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions).  Each Assumed Option shall represent the right to acquire (i) a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to such Assumed Option by (B) the Company Equity Award Exchange Ratio (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock purchasable pursuant to such Assumed Option divided by (B) the Company Equity Award Exchange Ratio; provided that (1) in all cases, the exercise price of, and number of shares subject to, each Assumed Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Assumed Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(ii)                                  With respect to Assumed Company Equity Awards that are Company Restricted Stock Awards,  Company Restricted Stock Units or Company Performance-Based Awards, such assumed Company Restricted Stock Awards, Company

Restricted Stock Units or Company Performance-Based Awards (as applicable, “Assumed Share Awards”) will be adjusted so that its holder will be entitled to receive a number of shares of Parent Common Stock (i) equal to the product of (A) the number of shares of Company Common Stock subject to such Assumed Share Award, as applicable, immediately prior to the Effective Time multiplied by (B) the Company Equity Award Exchange Ratio and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and shall otherwise remain subject to the same terms and conditions (including, without limitation, vesting conditions and cash dividend equivalents).

(iii)                               The parties hereto acknowledge that the assumption of Assumed Company Equity Awards described in this Section 1.9 are intended to satisfy the requirements of Section 14.3 of the Company Equity Plan and that the Assumed Options and Assumed Share Awards shall be considered “Replacement Awards” for purposes of Article 14 of the Company Equity Plan and all Assumed Company Equity Awards.

(d)                                 At the Effective Time, each share of Company Common Stock outstanding under the Stock Deferred Compensation Plan shall be cancelled and deemed converted into the right to receive the Merger Consideration in accordance with Section 1.5(a), which shall otherwise remain subject to the terms and conditions of the Stock Deferred Compensation Plan.

(e)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Assumed Company Equity Awards” means (A) all Company Stock Options that are outstanding immediately prior to the Effective Time, whether or not then vested, and (B) each Company Equity Award (other than a Company Stock Options) that, immediately prior to the Effective Time remains unvested and, by the terms of such Company Equity Award (and taking into account Section 1.9(c)(ii)), would not automatically vest as of the Effective Time.

(ii)                                  “Company Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (I) the Per Share Cash Consideration by the (II) the Parent Share Closing Price (as defined below in Section 2.2(f)).

(iii)                               “Company Equity Awards” means Company Stock Options, Company Restricted Stock Awards, Company Restricted Stock Units and Company Performance-Based Awards.

(iv)                              “Company Equity Plan” means the Company’s Third Amended and Restated Omnibus Incentive Plan and, as applicable, American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan.

(v)                                 “Company Performance-Based Award” means an award granted under the terms of the Company Equity Plan, subject to the achievement of certain performance goals during a performance period, as set forth in the applicable award agreement, which is denominated in either (x) shares of Company Common Stock or (y) units which may be settled in shares of Company Common Stock, cash or a combination thereof.

(vi)                              “Company Restricted Stock Award” means an award shares of Company Common Stock, subject to certain vesting conditions as set forth under the terms of the Company Equity Plan.

(vii)                           “Company Restricted Stock Unit” means an award denominated in units which may be settled in shares of Company Common Stock, cash or a combination thereof, subject to certain vesting conditions as set forth under the terms of the Company Equity Plan.

(viii)                        “Company Stock Option” means an incentive stock option within the meaning of Section 422 of the Code or a nonqualified stock option, in each case, to purchase share of the Company Common Stock granted under the Company Equity Plan.

(ix)                              “Stock Deferred Compensation Plan” means the Company’s Stock Deferred Compensation Plan, as amended and restated.

1.10                        Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of Intermediary (the “Intermediary Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11                        Code of Regulations of Surviving Corporation.  At the Effective Time, the Code of Regulations of Intermediary (the “Intermediary Code of Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.12                        Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.13                        Bank Merger.  Prior to the Effective Time, the Company, if requested by Parent, shall, and shall cause Company Bank to, use best efforts to cooperate with Parent, including by executing, and causing Company Bank to execute, such certificates and articles of merger (collectively, “Bank Merger Certificates”) and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later date as Parent may determine, the merger (the “Bank Merger”) of MB Financial Bank, N.A., a national banking association and a wholly-owned Subsidiary of the Company (“Company Bank”),  with Fifth Third Bank, an Ohio state-chartered bank and a wholly-owned Subsidiary of Intermediary (“Parent Bank”), pursuant to an agreement and plan of merger to be agreed upon by Parent and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”).

1.14                        Alternative Structure.

(a)                                 Parent shall be empowered at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent; provided, that no such change shall (i) alter or change the Merger Consideration or the number of shares of the Parent Common Stock to be received by the Company’s stockholders in exchange for each share of the Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

(b)                                 Notwithstanding anything to the contrary set forth herein, in the event the Preferred Stockholder Matter shall not have been approved by the Requisite Preferred Vote as of the business day prior to the Closing Date, then the parties agree that (i) the Merger shall be effected by the merger of a newly-formed subsidiary of Parent (“Merger Sub”) with and into the Company and the Company shall be the surviving corporation in such merger and continue its corporate existence under the laws of the State of Maryland as a subsidiary of Parent (the “Alternative Merger”), (ii) the Charter Amendment shall become effective and the Company shall file the Charter Amendment with the Department of Assessments and Taxation of the State of Maryland pursuant to Section 6.19 immediately prior to the effective time of the Alternative Merger, (iii) at the effective time of the Alternative Merger, the holders of Company Common Stock shall have the right to receive the Merger Consideration pursuant to Section 1.5, (iv) the Company Preferred Stock shall remain issued and outstanding at and after the effective time of the Alternative Merger, (v) each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Alternative Merger shall be converted into one share of the Company Common Stock and constitute the only outstanding shares of common stock of the Company after the effective time of the Alternative Merger, (vi) the Bank Merger will continue to be effected in accordance with Section 1.13, if so elected by Parent and (vii) the Company Equity Awards shall be cancelled and converted into the right to receive the Merger Consideration or assumed, as applicable, in accordance with Section 1.9 (collectively, items (i) to (vii), the “Alternative Structure”).  In the event the parties effect the Alternative Structure, (A) the Company Preferred Stock shall not be converted into, and Parent shall not issue, the New Parent Preferred Stock pursuant to Section 1.6, (B) Parent shall not be required to deposit into the Exchange Fund New Parent Preferred Stock certificates or any cash in connection with the payment of dividends declared with respect to the New Parent Preferred Stock pursuant to Section 2.1 or effect the exchange procedures with respect to the Company Preferred Stock set forth in Section 2.2, and (C) Parent shall not be required to cause the New Parent Preferred Stock to be approved for listing on Nasdaq pursuant to Section 6.5.  Intermediary shall have the right to assign this Agreement to Merger Sub in order to consummate the Alternative Merger.  Parent, Intermediary and the Company shall use reasonable best efforts to take all corporate action and make all filings reasonably necessary or desirable to facilitate the Alternative Structure.  Actions taken in connection with, and the consummation of the transactions contemplated by, the Alternative Structure shall not constitute a breach of any representations and warranties of the parties set forth in this Agreement.  If the Alternative Structure is effected by the parties, then all references in this Agreement to the “Merger” shall mean the “Alternative Merger”.  Parent may elect in its sole discretion to issue a guarantee to the holders of the Company Preferred Stock that remains outstanding following the Alternative Merger for the payment of dividends, the redemption price and the liquidation value of the Company Preferred Stock.

ARTICLE II

EXCHANGE OF SHARES

2.1                               Parent to Make Consideration Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent’s transfer agent or a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Parent prior to the Closing, for the benefit of the holders of Certificates and the Company Preferred Stock, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock, (b) New Parent Preferred Stock certificates to be issued pursuant to Section 1.6 and exchanged pursuant to 2.2(a), and (c) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash, New Certificates and New Parent Preferred Stock described in the foregoing clauses (a) through (c), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the holders of Certificates.  Any interest and other income resulting from such investments shall be paid to Parent.

2.2                               Exchange Procedures.  (a)  As promptly as practicable after the Effective Time, but in no event later than ten (10 days thereafter. Parent shall cause the Exchange Agent to mail to each (i) holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, the cash portion of the Merger Consideration and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c), and (ii) holder of record of Company Preferred Stock a letter of transmittal and instructions for use in effecting the surrender of the Company Preferred Stock certificate in exchange for certificates representing the number of shares of New Parent Preferred Stock as well as any dividends or distributions to be paid pursuant to Section 2.2(c).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  Upon proper surrender of Company Preferred Stock certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Preferred Stock certificate shall be entitled to receive in exchange therefor, as applicable, (i) New Parent Preferred Stock certificate and (ii) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Company Preferred Stock so surrendered shall forthwith be cancelled.

(b)                                 No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate and Company Preferred Stock certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, New Parent Preferred Stock and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2 (after giving effect to Section 6.10), as applicable.

(c)                                  No dividends or other distributions declared with respect to the Parent Common Stock or New Parent Preferred Stock, as applicable, shall be paid to the holder of any unsurrendered Certificate or Company Preferred Stock certificate until the holder thereof shall surrender such Certificate or Company Preferred Stock certificate, as applicable, in accordance with this Article II.  After the surrender of a Certificate or Company Preferred Stock certificate, as applicable, in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Parent Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive or New Parent Preferred Stock which the shares of Company Preferred stock have been converted into the right to receive, as applicable.

(d)                                 If any certificate representing shares of the Parent Common Stock or New Parent Preferred Stock is to be issued in a name other than that in which the Certificate or Certificates or Company Preferred Stock certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates or Company Preferred Stock certificate, as applicable, so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Parent Common Stock or New Parent Preferred Stock in any name other than that of the registered holder of the Certificate or Certificates or Company Preferred Stock certificates, as applicable, surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Company Preferred Stock certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, New Parent Preferred Stock, cash in lieu of fractional shares and dividends or distributions, as applicable, that the holder presenting such certificate is entitled to as provided in this Article II.

(f)                                   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the Nasdaq Global Select Stock Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Parent Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.

(g)                                  Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Parent.  Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the Merger Consideration, New Preferred Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock or New Parent Preferred Stock, as applicable, deliverable in respect of each former share of the Company Common Stock or the Company Preferred Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Intermediary, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash portion of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock and Company Preferred Stock, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of the Company Common Stock or Company Preferred Stock, as applicable, in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(i)                                     In the event any Certificate or Company Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate or Company Preferred Stock certificate, as applicable, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Preferred Stock certificate, as applicable, the Merger Consideration, New Parent Preferred Stock, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company since January 1, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1                               Corporate Organization.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has elected to be, and qualifies as, a financial holding company under the BHC Act.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect on the Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Parent or Intermediary, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such person or its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such person or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Parent, in the case of the Company, or the Company, in the case of the Parent, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) in the case of the Company, liabilities and other consequences associated with the discontinuance of Company Bank’s national residential mortgage origination business; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  True and complete copies of the Charter, as amended, of the Company (the “Company Charter”) and the Amended and Restated By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b)                                 Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects.  There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof and (y) all persons (not including Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities (other than as part of Company Bank’s investment portfolio).  Other than the Company Bank, the Company does not own 5% or more of any class of voting securities of any entity which is an FDIC insured depositary institution.

3.2                               Capitalization. (a)  The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock, par value $0.01 per share and 10,000,000 shares of Company preferred stock, par value $0.01 per share, of which 200,000 shares have been classified as Company Preferred Stock.  As of May 18, 2018, there were (i)  84,077,597 shares of Company Common Stock issued and outstanding, (ii) 1,741,576 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iii) 781,495 shares of Company Common Stock reserved for issuance upon the settlement of Company Restricted Stock Units, (iv) 220,823 shares of Company Common Stock reserved for issuance upon the settlement of Company Performance-Based Awards, (v) 200,000 shares of Company Preferred Stock issued and outstanding (vi) 2,110,012 shares of Company Common Stock reserved for issuance in respect of future grants under the Company Equity Plan, (vii) 1,651,457 shares of Company Common Stock reserved for issuance in respect of the Company Dividend Reinvestment and Stock Purchase Plan (the “Company Dividend Reinvestment Plan”) and (viii) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding.  Since May 18, 2018 to the date hereof, the Company has not issued or become obligated to issue any Company Common Stock or Company preferred stock other than pursuant to the exercise of outstanding Company Stock Options, the settlement of Company Restricted Stock Units and Company Performance-Based Awards previously granted, or in connection with dividend reinvestments under the Company Dividend Reinvestment Plan.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding.  Other than Company Stock Options, Company Restricted Stock Awards, Company Restricted Stock Units or Company Performance-Based Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(b)                                 The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries (other than trust Subsidiaries that have issued preferred securities to other persons), free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under 12 U.S.C. §55) and free of preemptive rights.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.  (a)  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company.  The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that (i) (x) this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock for approval at a meeting of such stockholders, and (y) the articles of amendment of the Company Charter substantially in the form set forth in Exhibit B be submitted to the holders of the Company Common Stock for approval at a meeting of such stockholders (provided that such Company Charter amendment shall become effective immediately prior to the Effective Time (and, for the avoidance of doubt, following the satisfaction of the closing conditions set forth in Section 7.1) only if the holders of the Company Preferred Stock do not approve this Agreement and the transactions contemplated hereby) (the “Charter Amendment”, and together with the approval of this Agreement and the transactions contemplated hereby by the holders of the Company Common Stock, the “Common Stockholder Matters”) and (ii) this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Preferred Stock for approval at a meeting of such stockholders (the “Preferred Stockholder Matter”, and together with the Common Stockholder Matters, the “Company Stockholder Matters”), and the Board of Directors of the Company has adopted a resolution to the foregoing effect.  Except for the approval of (A) this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote and (B) the Charter Amendment by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote (collectively, items (A) and (B), the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole stockholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  Except for the approval of the Preferred Stockholder Matter by the affirmative vote of the holders of two-thirds of the outstanding Company Preferred Stock voting separately as a class (the “Requisite Preferred

Vote”), no vote or other approval of the holders of the Company Preferred Stock is required in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby, whether by reason of applicable law, the organizational documents of the Company, the rules or requirements of any SRO or otherwise.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Intermediary) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting insured depository institutions or their parent companies or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).  No appraisal rights are or will be available to the holders of the Company Common Stock or the Company Preferred Stock (or depositary shares in respect thereof) under the MGCL in connection with the Merger or Alternative Merger assuming the Company Common Stock and Company Preferred Stock (or depositary shares in respect thereof) continue to be listed on Nasdaq on the record date for the Company Meeting.

(b)                                 Subject to the receipt of the Requisite Company Vote, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws (or the organizational documents of any Subsidiary of the Company) or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.4                               Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and the Ohio Department of Commerce, Division of Financial Institutions (the “DFI”) and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and the approval or non-objection of such applications, filings and notices, as applicable, (d) the filing of any applications, filings or notices under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s common and preferred stockholders to be held in connection with the Company Stockholder Matters (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Bank Merger Certificates, (g) if the Preferred Stockholder Matter is not approved and the Charter Amendment is approved by the holders of the Company Common Stock the filing of articles of amendment to the Articles Supplementary of the Company Preferred Stock (the “Amended Articles Supplementary”) with the Department of Assessments and Taxation of the State of Maryland required to effect such amendments and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock and the New Parent Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Parent Common Stock and the New Parent Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5                               Reports.  (a)  The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, and (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available.  No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6                               Financial Statements.  (a)  The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  RSM US LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature whatsoever, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, (iii) liabilities incurred in connection with the discontinuance of Company

Bank’s national residential mortgage origination business, or (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has reported, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, to the extent known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by the Company’s management to the Company’s auditors and audit committee and a copy has been previously made available to Parent.  To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7                               Broker’s Fees.  With the exception of the engagement of Sandler O’Neill & Partners, L.P., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  The Company has provided to Parent a copy of the letter agreement entered into with Sandler O’Neill & Partners, L.P. regarding its engagement in connection with the transactions contemplated by this Agreement.

3.8                               Absence of Certain Changes or Events.  (a)  Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Except for the negotiation of this Agreement, the transactions contemplated hereby or in connection with the discontinuance of Company Bank’s national residential mortgage origination business, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.9                               Legal Proceedings.  (a)  Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such (i) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or (ii) of a bonafide and material nature challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole..

3.10                        Taxes and Tax Returns.  (a)  Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due.  Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes in the three (3) years period prior to the date of this Agreement or which has not otherwise been fully resolved, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.  The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the six (6) year period prior to the date of this Agreement.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).  Neither the Company nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.  At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employees and Employee Benefit Plans. (a)  Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employee loan, fringe benefit, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, individual independent contractor or director of the Company or any of its Subsidiaries.

(b)                                 The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan indicated on Section 3.11(a) of the Company Disclosure Schedule and (ii) to the extent applicable (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).  Any Company Benefit Plan not made available prior to the date hereof (as indicated on Section 3.11(a) of the Company Disclosure Schedule), together with any of the applicable ancillary documents described above, will be made available within 30 days of the date hereof.

(c)                                  Except as would not, either individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code and (ii) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(d)                                 Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)                                  Except as provided in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Company Employee Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) (a “Multiemployer Plan”) or (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law).  With respect to any Multiemployer Plan, (i) none of the Company, its Subsidiaries nor any ERISA Affiliate thereof has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or to the knowledge of the Company would be subject to such liability if, as of the date hereof, the Company, its Subsidiaries or any ERISA Affiliate thereof were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or a partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan which could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, and (ii) to the knowledge of the Company, no Multiemployer Plan is insolvent (as defined in Sections 4245 of ERISA). Neither the Company nor any ERISA Affiliate has in the preceding six years (i) maintained, established, sponsored, participated in, or contributed to any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) incurred any liability under Title IV of ERISA that has not been satisfied in full and no condition exists that can cause the Company or any ERISA Affiliate to incur a liability thereunder.  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)                                   Except as provided in this Agreement or in Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code. Section 3.11(f) of the Company Disclosure Schedule identifies any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(g)                                  Except as would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries.  Except as provided in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12                        Compliance with Applicable Law.  (a)  The Company and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  The Company and each of its Subsidiaries have since January 1, 2015 complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2015 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business.  The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the AntiMoney Laundering Laws.  Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

(b)                                 The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.13                        Certain Contracts.  (a)  Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, or as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or any of its Subsidiaries to engage in any line of business in any jurisdiction, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which, upon the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (v) including any Company Benefit Plans, pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of any of the transactions contemplated by this Agreement, or the value of any of benefits under which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, or the guaranty of indebtedness of others (other than deposit liabilities, letters of credit, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $5,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (vii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company or its Subsidiaries, taken as a whole, (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice, (viii) that involves the payment by the Company or any of its Subsidiaries of more than $2,000,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than ISDA, master repurchase, mortgage servicing rights purchase and master repurchase contracts entered into in the ordinary course of business, (ix) that is a consulting agreement, data processing, software programming or licensing contract, involving the payment of more than $10,000,000 over the remaining term of the agreement (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that imposes a material economic obligation on the Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xi) any merger agreement, asset purchase agreement, stock purchase agreement or similar agreement that has indemnification, earn-out or other obligations that continue after the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, or (xii) that provides for contractual indemnification to any director, officer or employee.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b)                                 In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14                        Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, orally since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15                        Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied.  The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16                        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of the Company concerning any matters relating to any Environmental Law.

3.17                        Investment Securities and Commodities.  (a)  Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries.  Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b)                                 The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

3.18                        Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor.  There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property that are material to the Company and its Subsidiaries taken as a whole.  The company has previously made available to Parent a complete list of all Company Real Property as of the date of this Agreement.

3.19                        Intellectual Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted, whether orally or writing, to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

3.21                        State Takeover Laws.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).

3.22                        Reorganization.  The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23                        Opinion.  Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24                        Company Information.  The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock and the Company Preferred Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25                        Loan Portfolio.  (a)  As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-

bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries).  Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, were classified by the Company as “Special Mention,” “Substandard,” “Doubtful,” or “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.

(b)                                 Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                                 Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e)                                  There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26                        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27                        No Other Representations or Warranties.  (a)  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.  The Company has not relied on any representations and warranties of Parent other than the representations and warranties of Parent that are expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND INTERMEDIARY

Except (i) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Parent, and (c) any disclosures made with respect to a section of this

Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent Reports filed by Parent since January 1, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Intermediary hereby represent and warrant to the Company as follows:

4.1                               Corporate Organization.  (a)  Each of Parent and Intermediary is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  Parent is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act.  Each of Parent and Intermediary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  True and complete copies of the Parent’s Amended Articles of Incorporation (the “Parent Articles”) and Intermediary Articles and Parent’s Code of Regulations (the “Parent Code of Regulations”) and Intermediary Code of Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)                                 Each Subsidiary of Parent (a “Parent Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects.  There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of the Parent Bank are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.

4.2                               Capitalization.  (a)  The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, without par value (“Parent Preferred Stock”).  As of April 30, 2018, there are (i) 685,495,676 shares of Parent Common Stock issued and outstanding, including 1,060,229 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), excluding 8,613,172 shares of Parent

Common Stock that may become outstanding upon the vesting of outstanding awards of restricted stock units under a Parent Stock Plan (a “Parent Restricted Stock Unit Award”), and excluding 1,731,633 shares of Parent Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 24,000 shares of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series H, without par value, issued and outstanding, (iii) 18,000 shares of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series I, without par value, issued and outstanding, (iv) 12,000 shares of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock Series J, without par value, issued and outstanding, (v) 238,396,905 shares of Parent Common Stock held in treasury, (vi) 28,126,658 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options and stock appreciation rights to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards and the Parent Restricted Stock Unit Awards, the “Parent Equity Awards”), (vii) 12,500,107 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, and (viii) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding.  Since April 30, 2018 to the date hereof, Parent has not issued or become obligated to issue any Parent Common Stock or Parent Preferred Stock other than pursuant to outstanding Parent Equity Awards or pursuant to awards under Parent Stock Plans previously granted.  As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote.  Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)                                 Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Significant Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Parent Significant Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  “Parent Significant Subsidiary” means a Subsidiary of Parent that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

4.3                               Authority; No Violation.  (a)  Each of Parent and Intermediary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent and Intermediary.  Except for the adoption and approval of the Bank Merger Agreement by Parent Bank and Intermediary as its sole shareholder, and the adoption by Parent of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent or Intermediary are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Intermediary and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Intermediary, enforceable against Parent and Intermediary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Parent Common Stock and the New Parent Preferred Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Intermediary, nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Intermediary with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Intermediary Articles or the Parent Code of Regulations or the Intermediary Code of Regulations (or the organizational documents of any Subsidiary of Parent, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.4                               Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the OCC and the DFI and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing of any applications, filings or notices under the HSR Act, if required, (e) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (f) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, and the filing of the Bank Merger Certificates, (g) if the Preferred Stockholder Matter is approved by the holders of the Company Preferred Stock, the filing with the Ohio Secretary of State of such amendments to the Parent Articles as are required to fix the terms of the New Parent Preferred Stock substantially in the form set forth in Exhibit A (such amendment, the “Parent Charter Amendment”) and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Parent Common Stock and New Parent Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Intermediary of this Agreement or (ii) the consummation by Parent and Intermediary of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, neither Parent nor Intermediary is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.  No vote or other approval of the shareholders or any other securityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereof (including the issuance of Parent Common Stock and New Parent Preferred Stock) in accordance with the terms hereof, whether by reason of applicable law, the organizational documents of Parent, the rules or requirements of any exchange, or otherwise.

4.5                               Reports.  (a)  Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2015, and (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) is publicly available.  No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2015, as of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.6                               Financial Statements.  (a)  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Deloitte & Touche LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature whatsoever, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.  Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has reported, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, to the extent known to Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2015, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7                               Broker’s Fees.  With the exception of the engagement of Citigroup Global Markets Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8                               Absence of Certain Changes or Events.  (a)  Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 Except for the negotiations of this Agreement, the transactions contemplated hereby or as set forth on Section 4.8 of the Parent Disclosure Schedule, since December 31, 2017, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9                               Legal Proceedings.  (a)  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10                        Taxes and Tax Returns.  Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  No written claim has ever been made by an authority in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due.  All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Parent and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  The federal income Tax Returns of Parent and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes in the three (3) years period prior to the date of this Agreement or which has not otherwise been fully resolved, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.  Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).  Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Parent nor any of its Subsidiaries has participated in a

“listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).  Neither Parent nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any material adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.  At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11                        Compliance with Applicable Law.  (a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.  Parent and its Subsidiaries are, and since January 1, 2015 have been, conducting operations in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Parent and its Subsidiaries conduct business. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Parent and its Subsidiaries with applicable financial recordkeeping and report requirements of the AntiMoney Laundering Laws. Parent Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

(b)                                 Parent and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.12                        Certain Contracts.  Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

4.13                        Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.14                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which has not been so reported on a timely basis.

4.15                        Reorganization.  Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16                        Parent Information.  The information relating to Parent and its Subsidiaries which is provided by Parent or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock and the Company Preferred Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.17                        No Other Representations or Warranties.  (a)  Except for the representations and warranties made by Parent and Intermediary in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Intermediary in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.  Parent has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business of the Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), in connection with the discontinuance of Company Bank’s national residential mortgage origination business with respect to clause (a) only, required by law or as consented to in writing by Parent (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Parent shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure

Schedule), in connection with the discontinuance of Company Bank’s national mortgage origination business, required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                 other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than a Subsidiary of the Company);

(b)

(i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.24 per share of Company Common Stock, (B) quarterly cash dividends by the Company on the Company Preferred Stock in accordance with the terms thereof, (C) distributions paid on trust preferred securities, (D) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (E) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (F) to satisfy obligations under Company Benefit Plans;

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except in connection with reinvestment of dividends pursuant to the Company Dividend Reinvestment Plan or pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice;

(d)                                 except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of the Company;

(e)                                  (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)                                   except as required by any Company Benefit Plan, (i) increase the compensation or benefits payable to any current or former employee, individual independent contractor or director, except (A) increases in annual base salary or wage rate  in the ordinary course of business consistent with past practice that do not exceed 3.25% in the aggregate or (B) the payment of annual or other periodic cash bonuses for completed performance periods based on actual performance and paid in the ordinary course of business consistent with past practice; (ii) grant or award any bonus or cash incentive compensation or make any loans to any employee, individual independent contractor or director other than in the ordinary course of business consistent with past practice; (iii) enter into or adopt any Company Benefit Plan or any employee benefit plan that would be considered a Company Benefit Plan if in effect on the date hereof, or amend, modify or terminate any existing Company Benefit Plan; (iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (v) discretionarily accelerate the vesting or payment of any equity or equity-based awards (vi) grant any severance, retention or termination pay to any employee, individual independent contractor or director; or (vii) enter into or adopt any collective bargaining agreement;

(g)                                  settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $2,500,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or any of its affiliates;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     except for the Charter Amendment, amend the Company Charter or Company Bylaws or comparable governing documents of its Subsidiaries;

(j)                                    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l)                                     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP with the concurrence of its independent registered public accountants;

(m)                             enter into any material new line of business;

(n)                                 make any loans or extensions of credit, except in the ordinary course of business consistent with past practice, or new loans or extensions of credit in excess of $35,000,000 in a single transaction or renewals of loans or extensions of credit in excess of $50,000,000, in each case, except pursuant to existing commitments; provided, that Parent shall be required to respond to any request for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Parent;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p)                                 make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Parent;

(q)                                 make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its Subsidiaries;

(r)                                    other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or

(s)                                   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Parent Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)                                 Except for the Parent Charter Amendment, amend the Parent Articles or Parent Code of Regulations in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b)                                 adjust, split, combine or reclassify any capital stock of Parent;

(c)                                  adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent or Intermediary;

(d)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)                                  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.  (a)  Parent and the Company shall promptly prepare and file with the SEC, no later than twenty (20) business days after the date of this Agreement, the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus.  Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and the Company Preferred Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals (including the Bank Merger) and, if requested by Parent, the applications, notices, petitions and filings required in connection with the Bank Merger.

(c)                                  Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Bank Merger).  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(e)                                  Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s common and preferred stockholders and at the time of the Company’s Meeting to consider and vote upon the Company Stockholder Matters, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(f)                       Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g)                      As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board; (y) under the HSR Act, if required and (z) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.2                               Access to Information.  (a)  Upon reasonable notice and subject to applicable laws, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the other party, reasonable access, during normal business hours during the period prior to the Effective

Time, to all its properties, books, contracts, personnel and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 1, 2018, between Parent and the Company (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               Stockholders’ Approval.  (a)  The Board of Directors of the Company has resolved to recommend to its common and preferred stockholders that they approve the Company Stockholder Matters, and will submit to the Company’s common and preferred stockholders the Company Stockholder Matters and any other matters required to be approved by its common and preferred stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, the Company shall, in accordance with applicable law and the Company Charter and Company Bylaws, call, give notice of, convene and hold a meeting of its common and preferred stockholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Preferred Vote required in connection with the Company Stockholder Matters and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of common and preferred stockholders to approve a merger or amendments to organizational documents.  The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from the common and preferred stockholders of the Company relating to the Requisite Company Vote and the Requisite Preferred Vote.  The Board of Directors of the Company shall use its reasonable best efforts to obtain from the common and preferred stockholders of the Company the Requisite Company Vote and the Requisite Preferred Vote, including by communicating to its common and preferred stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve the Company Stockholder Matters.  However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting the Company Stockholder Matters to its common and preferred stockholders, the Board of Directors of the Company may submit the Company Stockholder Matters to its common and preferred stockholders without recommendation (although the resolutions approving the Company Stockholder Matters as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its common and preferred stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a).

(b)                                 The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from its common and preferred stockholders in order to obtain the Requisite Company Vote and the Requisite Preferred Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Company Stockholder Matters shall be submitted to the common and preferred stockholders of the Company at the Company Meeting for the purpose of obtaining the Requisite Company Vote and the Requisite Preferred Vote, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5                               Stock Exchange Listing.  Parent shall (x) cause the shares of Parent Common Stock to be issued in the Merger to the holders of the Company Common Stock and Company Equity Awards to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time and (y) use reasonable best efforts to cause the share of New Parent Preferred Stock to be issued in the Merger to the holders of the Company Preferred Stock (or depositary shares in respect thereof), as applicable, to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6                               Employee Benefit Plans.  (a)  During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, Parent shall, or shall cause the Surviving Corporation or another Parent Subsidiary to, provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”) with (i) an annual base salary or base wage rate and cash bonus opportunities and cash incentive opportunities, as applicable, that are no less favorable than the annual base salary or base wage rate and cash bonus opportunities and cash incentive opportunities, as applicable, provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time, (ii)  employee benefits (excluding equity, equity-based compensation, defined benefit pension or retiree welfare benefits) that are, in the aggregate, either (A) substantially comparable to those provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time or (B) substantially the same as those that are generally made available to similarly situated employees of Parent and its Subsidiaries.

(b)                                 With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts or shall cause the Surviving Corporation or another applicable Parent Subsidiary to use commercially reasonable efforts to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) with respect to any New Plan that, by its terms, does not recognize prior service for any participants (whether previous employees of Parent or its Subsidiaries, Continuing Employees or otherwise), or (z) under any retiree health plan, except as set forth in item 5 in Section 5.2(f) of the Company Disclosure Schedule.  During the period commencing at the Effective Time and ending on the later of the twelve (12) month anniversary of the Closing Date or ninety (90) days after the systems conversion (but in no event later than the twenty-four (24) month anniversary of the Closing Date), Parent shall, or shall cause Surviving Company or another applicable Parent Subsidiary to, provide severance and outplacement services to Continuing Employees (other than Continuing Employees who are party to a written employment agreement or any other written agreement with the Company, Parent or any of their respective Subsidiaries providing for severance) that are substantially the same as those that are generally provided to similarly situated employees of Parent and its Subsidiaries under the severance plan of Parent and its Subsidiaries as of the date hereof; provided, that  (A) the severance plan of Parent and its Subsidiaries, as such plan applies to Continuing Employees, shall be amended such that (x) the maximum number of weeks of severance provided to the lowest grade classification under such plan shall be 26 weeks, (y) the minimum number of weeks of severance provided to the two highest grade classifications under such plan shall be 26 weeks and (z) the severance provided to a Continuing Employee whose employment terminates after June 30th shall include a pro rata bonus with respect the calendar year in which termination occurs, (B) such severance and outplacement services shall be subject to the execution (and non-revocation) of a customary release of claims against Parent and each of the Parent Subsidiaries and (C) such severance may be paid in lump sum.

(c)                                  Parent acknowledges and agrees that the Closing will constitute “good reason” (or words of similar import) under the employment or severance agreement covering each officer who is a member of the Company’s Strategic Oversight Committee.

(d)                                 If Parent so requests (which request shall be made not less than 30 days prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefits Plans immediately prior to the Effective Time (as permitted by the terms of the applicable plan), and, if requested by Parent, to implement any such actions.

(e)                                  Upon written request by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause its applicable Subsidiaries to, adopt resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”) effective as of one day preceding the Closing Date but contingent on the occurrence of the Closing. The Company will provide Parent evidence that each Company 401(k) Plan has been terminated prior to Closing pursuant to duly adopted resolutions. The form and substance of such resolutions shall be subject to review and reasonable approval of Parent and such resolutions shall be provided to Parent at least seven (7) Business Days prior to the Closing Date.

(f)                                   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Parent, the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Parent, Surviving Corporation, the Company, or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7                               Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries as well as fiduciaries of the Company or any of its Subsidiaries under the Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, is or was a fiduciary under any of the Company Benefit Plans, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law, provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking, in a reasonable and customary form, to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)                                 Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and/or its Subsidiaries and any similar policies covering fiduciaries under the Company Benefit Plans (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, the Company, in consultation with, but only upon the consent of, Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy and any similar policy covering fiduciaries under the Company Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.  If the Company purchases such a “tail policy,” Parent shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c)                                  The obligations of the Parent and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)                                 The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.

6.8                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9                               Advice of Changes. Each of Parent and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10                        Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.11                        Corporate Governance.  At the Effective Time, Parent shall appoint two directors of the Company’s Board of Directors (the “Company Directors”) to the Board of Directors of Parent as mutually agreed by the Company and Parent (at least one of whom shall be an independent Company Director), who shall be included in the slate of directors for the next annual meeting of stockholders of Parent.

6.12                        Acquisition Proposals.  (a)  The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning, or relating to, any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; provided, that, prior to the approval of the Merger by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Parent and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.  The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.  The Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof

(including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  The Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of the Company, to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless and until this Agreement shall have been duly terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal.

(b)                                 As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.  As used in this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(c)                                  Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13                        Public Announcements.  Each of the Company and Parent shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14                        Takeover Statutes.  None of the Company, Parent, Intermediary or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15                        Exemption from Liability under Section 16(b).  The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock, Company Preferred Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15.  The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock, Company Preferred Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock, New Parent Preferred Stock, and/or Company Stock Options exercisable for shares of Parent Common Stock converted at the Effective Time pursuant to Section 1.9(a), by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this

Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16                        Litigation and Claims.  Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, investigation, litigation, or subpoena issued or commenced by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby.  The Company shall give Parent the opportunity to participate, at Parent’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17                        Assumption of the Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s or the Company Bank’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.18                        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Intermediary, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.19                        Amendment Filings.  Following the receipt of the Requisite Preferred Vote, Parent shall file with the Ohio Secretary of State the Parent Charter Amendment prior to the Effective Time of the Merger.  If the Preferred Stockholder Matter is not approved, then the Company shall effect the Charter Amendment by filing with the Department of Assessments and Taxation of the State of Maryland the Charter Amendment prior to the effective time of the Alternative Merger.

6.20                        Termination of Company Dividend Reinvestment Plan.  The Company shall take such action as is necessary to (i) provide that as of no later than five business days prior to the Effective Time no further shares of Company Common Stock will be purchased under the Company Dividend Reinvestment Plan and (ii) to terminate the Company Dividend Reinvestment Plan prior to the Effective Time in accordance with the Company Dividend Reinvestment Plan, and ensure that no purchase or other rights under the Company Dividend

Reinvestment Plan enable the holder of such rights to acquire any interest in the Company as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.  The Merger and the Charter Amendment shall have been approved by the stockholders of the Company by the Requisite Company Vote.

(b)   Nasdaq Listing.  The shares of the Parent Common Stock that shall be issuable to the holders of the Company Common Stock and Company Equity Awards, as applicable, pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect without the imposition of any Materially Burdensome Regulatory Condition and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(d)   S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2                               Conditions to Obligations of Parent and Intermediary.  The obligations of each of Parent and Intermediary to effect the Merger is also subject to the satisfaction, or waiver by Parent (on behalf of itself and Intermediary), at or prior to the Effective Time, of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company.  Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b)   Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)    Federal Tax Opinion.  Parent shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Parent (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Such counsel shall be entitled to rely upon representation letters from each of Parent, Intermediary and the Company, in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated as of the date of such opinion.

7.3                               Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of Parent and Intermediary set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent and Intermediary set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Parent and Intermediary set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Parent set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent.  The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect.

(b)   Performance of Obligations of Parent and Intermediary.  Parent and Intermediary shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c)    Federal Tax Opinion.  The Company shall have received a written opinion from Silver, Freedman, Taff & Tiernan LLP, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Such counsel shall be entitled to rely upon representation letters from each of Parent, Intermediary and the Company, in each case, in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a)   by mutual consent of Parent and the Company in a written instrument;

(b)   by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either Parent or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein,  provided that if on the Termination Date, the condition set forth in 7.1(c) shall not have been satisified but all other conditions to Closing shall have been satisfied or capable of being satisfied, then the Termination Date may be extended for a period of three months at the option of either the Company or Parent by written notice to the other on or prior to the Termination Date;

(d)   by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Intermediary, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e)    by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits the Company Stockholder Matters to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.12 or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.  (a)  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Article IX and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent or Intermediary nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the stockholders of the Company).  “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)                                 (i)  In the event that after the date of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the board of directors of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to the Company, and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $151,215,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee.  In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)                                 The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Intermediary would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if the Company fails to pay any amount due pursuant to Section 8.2(b), then the Company shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6, 6.7 and 6.11 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after the approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4                               Expenses.  Except (i) as otherwise provided in Section 8.2 and (ii), if required, with respect to all filing fees in connection with any filing under the HSR Act which shall be borne by Parent, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Parent and the Company.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

MB Financial, Inc.
6111 N. River Road
Rosemont, IL 60018

	Attention:	Mitchell Feiger
Jill York
	Facsimile:	(847) 653-0080
	Email:	mfeiger@mbfinancial.com
jyork@mbfinancial.com

With a copy (which shall not constitute notice) to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W. Suite 100
Washington, DC 20007-4444

	Attention:	Barry P. Taff
Craig M. Scheer
	Facsimile:	202-337-5502
	Email:	btaff@sfttlaw.com
cscheer@sfttlaw.com

(b)	if to Parent or Intermediary, to:

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263

	Attention:	Susan B. Zaunbrecher
	Facsimile:	(513) 534-6757
	Email:	susan.zaunbrecher@53.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Attention:	Lee Meyerson
Elizabeth A. Cooper

	Facsimile:	(212) 455-2000
	Email:	lmeyerson@stblaw.com
ecooper@stblaw.com

9.6                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Maryland).

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided that Intermediary shall have the right to assign this Agreement to Merger Sub in the event the Alternative Structure is to be effected.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Sections 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Intermediary and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MB FINANCIAL, INC.

By:	/s/ Mitchell Feiger
	Name:	Mitchell Feiger
	Title:	Chief Executive Officer and President

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
	Name:	Greg D. Carmichael
	Title:	President and Chief Executive Officer

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Greg D. Carmichael
	Name:	Greg D. Carmichael
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Terms of New Parent Preferred Stock

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP, AS AMENDED

RESOLVED, that in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp (the “Corporation”), as amended, the Board of Directors hereby establishes the terms of the Corporation’s preferred stock, with no par value (the “Preferred Stock”), as “6.00% Non-Cumulative Perpetual Preferred Stock, Series K,” pursuant to the following resolutions.

RESOLVED, that Paragraph (A)(2)(h) of Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby is, renumbered as Paragraph (A)(2)(i), and a new Paragraph (A)(2)(h) of Article Fourth of the Third Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby is, added to read as follows:

(h) Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “6.00% Non-Cumulative Perpetual Preferred Stock, Series K” (“Series K Preferred Stock”). The authorized number of shares of Series K Preferred Stock shall be 200,000 shares, with no par value, having a liquidation preference of $1,000 per share. The number of shares constituting Series K Preferred Stock may be increased from time to time in accordance with Ohio law up to the maximum number of shares of Preferred Stock authorized to be issued under the charter of the Corporation, as amended or supplemented, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series K Preferred Stock would form a single series with the shares of Series K Preferred Stock already then issued. Shares of Series K Preferred Stock will be dated the date of issue. Shares of outstanding Series K Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions. The following terms are used in this Amendment as defined below:

(a)  “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Cincinnati, Ohio are closed.

(b)  “Common Stock” means the common stock, with no par value, of the Corporation.

(c)  “Dividend Parity Stock” has the meaning set forth in Section 3(g).

(d)  “DTC” means The Depository Trust Company.

(e)  “Original Issue Date” means the date of issue of the Series K Preferred Stock.

(f)  “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series K Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series K Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series K Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series K Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations and guidelines of Regulation Q of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series K Preferred Stock is outstanding.

(g)  “Series K Dividend Payment Date” has the meaning set forth in Section 4(b).

(h)  “Series K Dividend Period” means the period from and including a Series K Dividend Payment Date to but excluding the next Series K Dividend Payment Date, except that the initial Series K Dividend Period will commence on and include the Original Issue Date of the Series K Preferred Stock and will end on and include [•].

(i)  “Series K Junior Securities” has the meaning set forth in Section 3(a).

(j)  “Series K Parity Securities” has the meaning set forth in Section 3(b).

(k)  “Series K Senior Securities” has the meaning set forth in Section 3(c).
Section 3. Ranking.

The shares of Series K Preferred Stock shall rank:

(a) senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series K Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series K Junior Securities”);

(b) on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with the Corporation’s outstanding Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series K Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series K Parity Securities”); and

(c) junior, to each other class or series of capital stock of the Corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series K Preferred Stock as to dividends or, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets (collectively, “Series K Senior Securities”).

The Corporation may authorize and issue additional shares of Series K Junior Securities and Series K Parity Securities without the consent of the holders of the Series K Preferred Stock.

Section 4. Dividends.

(a) Holders of Series K Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the liquidation preference of the Series K Preferred Stock at a rate equal to 6.00% per annum for each Series K Dividend Period from the Original Issue Date of the Series K Preferred Stock to, but excluding, the redemption date of the Series K Preferred Stock, if any.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series K Preferred Stock (each such date, a “Series K Dividend Payment Date”) quarterly, in arrears, on

March 31, June 30, September 30 and December 31 of each year, beginning on [•]. If any Series K Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series K Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series K Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series K Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series K Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series K Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series K Preferred Stock called for redemption.

(e) Dividends on the Series K Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series K Preferred Stock in respect of a Series K Dividend Period, then no dividend shall be deemed to have accrued for such Series K Dividend Period, be payable on the applicable Series K Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series K Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series K Dividend Period with respect to the Series K Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f) So long as any share of Series K Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series K Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series K Preferred Stock, during a Series K Dividend Period:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series K Junior Securities (other than (i) a dividend payable solely in Series K Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan); and

(2) no shares of Series K Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series K Junior Securities for or into other Series K Junior Securities, (ii) the exchange or conversion of one share of Series K Junior Securities for or into another share of Series K Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series K Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series K Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series K Junior Securities pursuant to a contractually binding requirement to buy Series K Junior Securities existing prior to the most recently completed Series K Dividend Period, including under a contractually binding stock repurchase plan or (vi) the purchase of fractional interests in shares of Series K Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g) On any Series K Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series K Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series K Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Series K Dividend Payment Date with respect to the Series K Preferred Stock and the Dividend Parity Stock shall be shared: (i) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Payment Periods prior to the then-current Dividend Payment Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Payment Periods; and (ii) thereafter by the holders of the shares of Series K Preferred Stock and the Dividend Parity Stock on a pro rata basis.  Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Series K Junior Securities or any Series K Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series K Preferred Stock shall not be entitled to participate in any such dividend.

(h) Dividends on the Series K Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series K Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series K Senior Securities, before any distribution of assets is made to holders of Common Stock or any other Series K Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends. Holders of Series K Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series K Preferred Stock and all holders of Series K Parity Securities, if any, as to such distribution with the Series K Preferred Stock, the amounts paid to the holders of Series K Preferred Stock and to the holders of all Series K Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series K Preferred Stock and Series K Parity Securities, if any, the holders of the Corporation’s Series K Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series K Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series K Preferred Stock is perpetual and has no maturity date. Series K Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On and after November 25, 2022, Series K Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series K Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series K Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below. Holders of Series K Preferred Stock will have no right to require the redemption or repurchase of Series K Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series K Preferred Stock at the time outstanding, at a redemption price equal to

$1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series K Preferred Stock called for redemption, to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series K Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series K Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series K Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series K Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series K Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series K Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series K Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series K Preferred Stock, and such shares of Series K Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series K Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, to but excluding the redemption date.

(c) In case of any redemption of only part of the shares of Series K Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series K Preferred Stock shall be redeemed from time to time.

(d) Any redemption of the Series K Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital regulations or guidelines of the Board of Governors of the Federal Reserve System (including any successor appropriate federal banking agency) applicable to redemption of the Series K Preferred Stock.

Section 7. Voting Rights.

Except as required by Ohio law, holders of the Series K Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will, unless prohibited by Ohio law, treat each series of the Corporation’s preferred stock, including the Series K Preferred Stock, as a separate class for voting purposes.

Section 8. Conversion Rights. The holders of shares of Series K Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 9. Preemptive Rights. The holders of shares of Series K Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 10. Certificates. The Corporation may at its option issue shares of Series K Preferred Stock without certificates.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series K Preferred Stock shall be American Stock Transfer and Trust Company, LLC. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series K Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series K Preferred Stock shall be American Stock Transfer and Trust Company, LLC. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series K Preferred Stock.

Section 13. Notices. All notices or communications in respect of the Series K Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the articles of incorporation or code of regulations of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series K Preferred Stock or depositary shares representing an interest in shares of Series K Preferred Stock are issued or held in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders thereof at such time and in any manner permitted by such facility.

Exhibit B

Charter Amendment

PROPOSED ARTICLES OF AMENDMENT TO THE CHARTER OF MB FINANCIAL, INC.

In accordance with the Maryland General Corporation Law, each of (x) Section C of Article V of the Charter of MB Financial, Inc., a Maryland corporation (the “Corporation”), and (y) Section 6(a) and Section 6(d) of the Articles Supplementary to the Charter of the Corporation (the “Articles Supplementary”)  for the Corporation’s 6.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share (the “Series C Preferred Stock”), is hereby proposed to be amended as set forth below (this “Amendment”).  If this Amendment is approved by the holders of the Corporation’s common stock, this Amendment shall become effective pursuant to §2-610.1(2) immediately prior to the effective time of the merger between a newly-formed subsidiary of Fifth Third Bancorp, an Ohio corporation, with and into the Corporation, with the Corporation surviving the merger.

Except as set forth in this Amendment, all other terms of the Charter, including the Articles Supplementary, shall remain in full force and effect.

Section C of Article V of the Charter of MB Financial, Inc.:

C.  Common Stock.  Except as provided under the terms of any stock classified or reclassified by the Board of Directors pursuant to this Article 5 and as limited by Section F of this Article 5, the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation; provided that, for as long as the Series C Preferred Stock is outstanding, the Series C Preferred Stock shall vote together with the Common Stock as a single class on all matters on which the holders of Common Stock are entitled to vote pursuant to this Section C, the holders of the Series C Preferred Stock being entitled to twenty-four votes for each share of such Series C Preferred Stock standing in the holder’s name on the books of the Corporation and the holders of Common Stock being entitled to one such vote per share of Common Stock; provided, further, that  no holder of Series C Preferred Stock shall be entitled to vote on any matter submitted to a vote of the holders of Common Stock prior to the effective date of this amendment, including the merger between a subsidiary of Fifth Third Bancorp, an Ohio corporation, with and into the Corporation, with the Corporation surviving the merger. The foregoing voting rights of the Series C Preferred Stock with the Common Stock are in addition to, and not in limitation of, the voting rights granted by the Articles Supplementary for the Series C Preferred Stock. Subject to any rights and preferences of any class of stock having preferences over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after payment or provision for payment of all debts and liabilities of the Corporation and payment or provision for payment of any amounts owed to the holders of any class of stock having preference over the Common Stock on distributions on liquidation, dissolution or winding up of the Corporation.

Section 6(a) of the Articles Supplementary:

(a) Except as provided below or as expressly required by applicable law or the Corporation’s charter, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock.

Section 6(d) of the Articles Supplementary:

(d) Except as expressly provided in this Section 6 or the Corporation’s charter, each holder of Series C Preferred Stock shall have one vote per share on any matter on which holders of Series C Preferred Stock are entitled to vote under this Section 6. The holders of the Series C Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation’s charter, of the Series C Preferred Stock.